[Dorato Resources Inc

#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS RELEASE

NR09-12

August 31, 2009

Dorato Retains Ascenta Capital Partners Inc.
for Investor Relations Services

Vancouver, British Columbia - Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt:D05) is pleased to announce it has retained Ascenta Capital Partners Inc. (“Ascenta”), of Vancouver, British Columbia, to provide investor relations services.

"We are pleased to announce the selection of Ascenta to enhance the Company's profile in the financial community and increase public awareness of our Cordillera del Condor gold project located in northern Peru. We selected Ascenta based on its business acumen and professional standards – which provide an ideal fit with the message we wish to communicate to the investing public," stated Keith Henderson, President and Chief Executive Officer of Dorato.

Ascenta will receive a monthly retainer of $6,000 for a 12-month term, terminable upon 30 days notice by either party. Dorato will also issue, as compensation to Ascenta, an option to purchase 150,000 common shares. The options, granted in accordance with the Company’s stock option plan, are exercisable for a period of two years at a price of C$0.50 per share and are subject to regulatory approval. The options will vest in accordance with the provisions of the Company’s stock option plan and the policies of the TSX Venture Exchange. Dorato has also agreed to issue to Ascenta an additional 100,000 stock options at a later date with an exercise price set at that time.

Ascenta does not currently have any interest, directly or indirectly, in the Company or its securities.

About Ascenta Capital Partners Inc.

Ascenta is a leading provider of investor relations services to public companies in Canada. Since 2000, Ascenta has been assisting public companies with investor relations and corporate communications. Its team has worked for companies ranging from micro and midcap resource and technology companies to Fortune 500 multinationals.

About Dorato Resources Inc.

Dorato Resources Inc. is mineral exploration company focused on the highly prospective Cordillera del Condor Gold District in northern Peru and adjacent to the border with Ecuador – one of the most important gold-bearing districts in the region since pre-Incan times.

Modern exploration on the Ecuadorian side of the border has successfully delineated a number of world-class gold and copper deposits including Kinross Gold’s Fruta del Norte gold deposit with inferred resources of 13.6 million ounces gold at 7.23 g/t gold.   The Peruvian portion of the Cordillera, while sharing key geological features and stratigraphy, has remained almost entirely unexplored until now. The technical information with respect to the above mentioned deposit was obtained through the respective company’s public disclosure documents available on SEDAR.

Dorato, through a series of option agreements, has the right to wholly acquire an extensive land package of approximately 800 square kilometres – providing the Company a highly strategic position in this emergent gold district.  Dorato is well funded and possesses experienced management with a proven track record.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Keith J. Henderson”
President and CEO

For further information please contact:

Steve Stakiw, Manager - Corporate Communications

Email: info@doratoresources.com

Phone: 604-638-5817/ Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statement

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Company disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.